Exhibit 5.1

April 18, 2014	79612.00004

Capricor Therapeutics, Inc.

8840 Wilshire Blvd.

2nd Floor

Beverly Hills, CA 90211

Re:	Capricor Therapeutics, Inc. Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Capricor Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-1 (the “Registration Statement”) with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on or about the date hereof, with respect to the resale from time to time by the selling stockholders of the Company, as detailed in the Registration Statement (the “Selling Stockholders”), of up to 7,043,576 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), which are comprised of: (i) 6,591,494 shares of Common Stock (the “Merger Shares”) issued by the Company to certain of the Selling Stockholders on November 20, 2013 pursuant to the terms of that certain Agreement and Plan of Merger and Reorganization, dated as of July 7, 2013, by and among Nile Therapeutics, Inc., Bovet Merger Corp. and Capricor, Inc., as amended by that certain First Amendment to Agreement and Plan of Merger and Reorganization, dated as of September 27, 2013 (as so amended, the “Merger Agreement”), (ii) 201,038 shares of Common Stock (the “Conversion Shares” and, together with the Merger Shares, the “Shares”) issued by the Company to certain of the Selling Stockholders on November 20, 2013 pursuant to the terms of that certain Convertible Note Purchase Agreement, dated as of March 15, 2013, by and among Nile Therapeutics, Inc. and the purchasers thereto, and the related Secured Convertible Promissory Notes, as amended by that certain First Amendment to Secured Convertible Promissory Notes, dated as of September 27, 2013 (as so amended, collectively, the “2013 Notes”), and (iii) 251,044 shares of Common Stock (the “Warrant Shares”) issuable upon exercise of warrants issued by the Company to certain of the Selling Stockholders on November 20, 2013 pursuant to the terms of the 2013 Notes (the “Warrants”).

As such counsel and for purposes of our opinion set forth below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such documents, resolutions, certificates and instruments of the Company and corporate records furnished to us by the Company, and have reviewed certificates of public officials, statutes, records and such other instruments and documents as we have deemed necessary or appropriate as a basis for the opinion set forth below, including, without limitation:

(i)	the Registration Statement;

(ii)	the Certificate of Incorporation of the Company, including the Certificate of Amendment of Certificate of Incorporation and all other amendments and corrections thereto, as certified as of April 17, 2014 by the Office of the Secretary of State of the State of Delaware;

Capricor Therapeutics, Inc.

April 18, 2014

(iii)	the Bylaws of the Company as presently in effect, as certified by an officer of the Company as of April 17, 2014;

(iv)	the Merger Agreement;

(v)	the 2013 Notes;

(vi)	the Warrants;

(vii)	a certificate, dated as of April 18, 2014, from the Office of the Secretary of State of the State of Delaware as to the existence and good standing of the Company in the State of Delaware (the “Delaware Good Standing Certificate”); and

(viii)	a certificate, dated as of April 17, 2014, from the Office of the Secretary of State of the State of California as to the existence and good standing of the Company in the State of California (the “California Good Standing Certificate” and, together with the Delaware Good Standing Certificate, the “Good Standing Certificates”).

In addition to the foregoing, we have made such investigations of law as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

In such examination and in rendering the opinion expressed below, we have assumed, without independent investigation or verification: (i) the genuineness of all signatures on all agreements, instruments, corporate records, certificates and other documents submitted to us; (ii) the authenticity and completeness of all agreements, instruments, corporate records, certificates and other documents submitted to us as originals; (iii) that all agreements, instruments, corporate records, certificates and other documents submitted to us as certified, electronic, facsimile, conformed, photostatic or other copies conform to authentic originals thereof, and that such originals are authentic and complete; (iv) the legal capacity and authority of all persons or entities executing all agreements, instruments, corporate records, certificates and other documents submitted to us; (v) the due authorization, execution and delivery of all agreements, instruments, corporate records, certificates and other documents by all parties thereto; (vi) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Company and other persons on which we have relied for the purposes of this opinion letter are true and correct; (vii) that there has not been any change in the good standing status of the Company from that reported in the Good Standing Certificates; and (viii) that the officers and directors of the Company have properly exercised their fiduciary duties. As to all questions of fact material to this opinion letter, and as to the materiality of any fact or other matter referred to herein, we have relied (without independent investigation) upon representations and certificates or comparable documents of officers and representatives of the Company. Our knowledge of the Company and its legal and other affairs is limited by the scope of our engagement, which scope includes the delivery of this opinion letter. We do not represent the Company with respect to all legal matters or issues. The Company may employ other independent counsel and, to our knowledge, handles certain legal matters and issues without the assistance of independent counsel.

Capricor Therapeutics, Inc.

April 18, 2014

Based upon the foregoing, and in reliance thereon, and subject to the limitations, qualifications and exceptions set forth herein, we are of the opinion that: (i) the Shares are validly issued, fully paid and nonassessable; and (ii) the Warrant Shares, when issued and paid for in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

Without limiting any of the other limitations, exceptions and qualifications stated elsewhere herein, we express no opinion with regard to the applicability or effect of the laws of any jurisdiction other than the General Corporation Law of the State of Delaware as in effect on the date hereof.

This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly stated herein from any matter addressed in this opinion letter.

This opinion letter is rendered solely to you as of the date hereof in connection with the registration of the Shares and the Warrant Shares for resale by the Selling Stockholders under the Registration Statement. This opinion letter is rendered to you as of the date hereof, and we assume no obligation to advise you or any other person with regard to any change after the date hereof in the circumstances or the law that may bear on the matters set forth herein after the effectiveness of the Registration Statement, even if the change may affect the legal analysis or a legal conclusion or other matters in this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Paul Hastings LLP